Exhibit 2
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                              THE BANK OF NEW YORK




                                                                  April 24, 1998




ARM Holdings plc
90 Fulbourn Road,
Cherry Hinton, Cambridge CB1 4JN
United Kingdom


Re: Deposit Agreement dated as of April 24, 1998 (the "Deposit Agreement") by and among ARM Holdings plc, The Bank of New York, as Depositary, and the Owners and Beneficial Owners of American Depositary Receipts
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Dear Sirs:

     We refer to the Deposit Agreement. Capitalized terms defined in the Deposit Agreement and not otherwise defined herein are used herein as defined in the Deposit Agreement.

     We hereby confirm that we shall not deliver Shares prior to the receipt and cancellation by us of American Depositary Receipts for Shares.

     We hereby agree that, without the prior consent of the Company, (i) we will not (a) Pre-Release Receipts or (b) permit any Pre-Release to remain outstanding at any time, except pursuant to agreements, covenants, representations or warranties substantively to the effect of Sections 3(a), 3(e), 4, 7(a) and 14 of the ADR Pre-Release Agreement attached hereto (or, in lieu of Section 14, we will indemnify the Company to the same extent that the counterparty to a Pre-Release would be required by said Section 14 to indemnify the Company).


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ARM Holdings plc
April 24, 1998
Page 2


     We confirm that we currently do not, and do not intend to, make any Pre-Release to any person until such person has undergone the Depositary's standard credit review process.

     If, after the date hereof, the Depositary's ADR Department is advised by counsel that there has occurred a material change in the U.S. federal income tax law (including judicial and administrative interpretations thereof) regarding the treatment of Pre-Release, we agree to notify the Company promptly of such change and to advise the Company as to the changes, if any, that we intend to make, or have made, to the Pre-Release procedures then being followed by us as a result of such change in the tax law. We will in good faith consult with the Company and consider all suggestions, without any obligation on our part to change our Pre-Release procedures.

     We will indemnify and hold harmless the Company and each Owner from time to time of a Receipt against all losses, claims, damages, liabilities and expense (including reasonable attorneys' fees) based upon a breach by the Depositary of any agreement of the Depositary set forth in this letter.

     If any action or claim shall be brought against the Company in respect of which indemnity may be sought pursuant to the preceding paragraph or the second paragraph of this letter, the Company shall notify the Depositary in writing of such action or claim giving reasonable details thereof. The Depositary shall have the option of assuming the defense thereof, with counsel satisfactory to the Company (who shall not, except with the consent of


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ARM Holdings plc
April 24, 1998
Page 3

the Company, be counsel to the Depositary in connection with such action or claim), and, after notice from the Depositary to the Company of its election so to assume the defense thereof, the Depositary shall not be liable to the Company or any other indemnified party for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by the Company or any other indemnified party, in connection with the defense thereof other than reasonable costs of investigation. No compromise or settlement of such action or proceeding may be effected by either party without the other party's consent (which shall not be unreasonably withheld) unless (i) there is no finding or admission of any violation of law and no effect on any other claims that may be made against such other party and (ii) the sole relief provided is monetary damages that are paid in full by the party seeking such compromise or settlement.

     Other than as set forth herein, nothing in this letter shall affect any of the respective rights and obligations of the Company and the Depositary under the Deposit Agreement.


                                       Very truly yours,

                                       THE BANK OF NEW YORK,
                                        as Depositary


                                       By:
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